Exhibit 99.1

MURPHY OIL ANNOUNCES DIVIDEND INCREASE AND

ELECTION OF NEW DIRECTOR

EL DORADO, Arkansas, August 1, 2012 – The Board of Directors of Murphy Oil Corporation (NYSE: MUR) today declared a quarterly dividend on the Common Stock of Murphy Oil Corporation of $0.3125 per share, or $1.25 per share on an annualized basis. The previous annualized dividend level was $1.10 per share. The dividend is payable September 4, 2012 to holders of record August 17, 2012.

In commenting on the 14% dividend increase, Steven A. Cossé, President and Chief Executive Officer, said, “We are pleased to announce that we will increase the annual dividend by 15¢ per share. The Company is in a strong financial position and looking ahead, we foresee healthy production growth and cash flow, and a continuing ability to fund our ongoing growth initiatives, while increasing our dividend payout to our shareholders.”

The Board of Directors also announced today that Jeffrey W. Nolan has been elected to the Company’s Board of Directors effective August 1, 2012. Mr. Nolan is President and CEO of Loutre Land and Timber Company, a natural resource company with a primary focus on acquiring and managing timberland and mineral properties. He graduated from Southern Methodist University in Dallas, Texas, and received his law degree from Tulane Law School in New Orleans, Louisiana. Mr. Nolan is licensed to practice law in Louisiana and Arkansas and previously worked as an attorney with the Jones Walker Law Firm in New Orleans where his primary practice areas included corporate finance, acquisitions and divestitures, and general business and corporate matters.

Mr. Nolan is a director of First Financial Bank, headquartered in El Dorado, Arkansas, where he also serves as chairman of the compensation committee. He also serves on the Board of Directors of the Arkansas Children’s Hospital, Little Rock, Arkansas, and Hope Enterprise Corporation, a private, non-profit community development financial institution based in Jackson, Mississippi.

Claiborne P. Deming, Chairman of the Board of Murphy commented, “We are delighted to bring Jeff onto our Board with his energy and strong business acumen and look forward to his contribution to our deliberations.”

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, customer demand for our products, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2011 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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